Exhibit 99.1

Material Sciences Corporation
2200 East Pratt Boulevard
Elk Grove Village, IL 60007
847-439-2210

NEWS RELEASE

For Immediate Release

Media Contact:
Katie Wood
Edelman
312-240-2827
Katie.Wood@Edelman.com

MATERIAL SCIENCES CORPORATION APPOINTS

CLIFFORD D. NASTAS AS CHIEF EXECUTIVE OFFICER

Ronald L. Stewart, CEO Since 2004, To Retire

ELK GROVE VILLAGE, IL – November 22, 2005 –Material Sciences Corporation (NYSE: MSC) announced today that its board of directors has appointed Clifford (Cliff) D. Nastas as Chief Executive Officer, effective December 1, 2005. Nastas, who will also join the company’s board of directors, currently serves as president and chief operating officer of the company, and succeeds Ronald L. Stewart, who is retiring from his position and the company’s board of directors. Material Sciences is a leading provider of acoustical/thermal and coated metal applications.

“We are pleased to appoint Cliff Nastas to lead Material Sciences,” said Dr. Ronald A. Mitsch, non-executive chairman of the board of Material Sciences. “Cliff is a dynamic individual with considerable experience working with the automotive companies that are a large part of our client base. He has provided the leadership for the development of our Quiet Steel® business, which has a significant position in the noise, vibration and harshness (NVH) market, and knows the metal coating industry well. His selection reflects the board’s belief that he is the right person to move the company forward at this time.”

Since his appointment as president and chief operating officer in June 2005, Nastas, 42, has been responsible for all operations, sales and marketing, purchasing and human resources functions for Material Sciences. He previously served as vice president and general manager of the company’s Engineered Materials and Solutions Group from May 2004, after having been promoted to vice president of sales and marketing in 2003. Nastas joined Material Sciences in 2001 as vice president of marketing for the company’s Laminates and Composites Group. He previously held

Material Sciences

management positions with Honeywell, Ford Motor Company and Avery Dennison. He holds a master’s degree in business administration from Case Western Reserve University and a bachelor’s degree in chemical engineering from Wayne State University.

“This is a terrific opportunity, and it is an honor to be selected as Material Sciences’ CEO,” Nastas said. “Material Sciences has a great reputation in the market and a strong executive team, and I look forward to working with them as we build on our solid track record.”

“Our Quiet Steel products are already used by many automotive OEM’s in the U.S. and Europe, and our solid relationships with them will be enhanced by our Applications Research Center in Canton, Mich., which will open next spring. Our joint venture with Arcelor, a leading global steel company, gives us a strategy for penetrating the European auto industry, and our ongoing discussions regarding joint ventures in Korea, China and Japan are encouraging,” Nastas said.

Stewart, 62, served as chief executive officer and director for Material Sciences since his appointment in March 2004, and also held the title of president until Nastas was appointed to this position in June 2005. The positions of president and chief operating officer will remain vacant following Nastas’ promotion.

“The board extends its gratitude to Ron Stewart for his service and dedication to the company during his tenure,” Mitsch said. “The company’s financial performance has improved considerably under his leadership and he leaves the company well-positioned for the future.”

The board also announced that it will form an executive committee of the board whose duties will include advising the CEO with respect to strategic and operational planning and management development. Curtis G. Solsvig III, a current director, will serve as its chairperson and its other members will be Mitsch and Nastas.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations,

Material Sciences

forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: the company’s ability to successfully implement its restructuring and cost reduction plans and achieve the benefits it expects from these actions, net of estimated severance-related costs; impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, and durable goods industries; the company’s ability to satisfy in a timely manner the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under them; competitive factors (including changes in industry capacity); changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America and Europe; proceeds and potential impact from the possible sale or idling of facilities or other assets; increases in the prices of raw and other material inputs used by the company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the company’s significant customers; facility utilization and product mix at the Walbridge, Ohio facility; realization of the tax credit carryforward generated from the sale of Pinole Point Steel and other net operating loss carryforwards; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the company’s past and present manufacturing operations, including any risks, costs and penalties arising out of an enforcement action by the Illinois EPA and Illinois Attorney General related to the company’s Elk Grove Village facility and the Lake Calumet Cluster Site; the successful shift of the company’s supply model for the disk drive market to a toll processing program; and other factors, risks and uncertainties identified in Part II, Item 7 of the company’s Annual Report on Form 10-K for the year ended February 28, 2005, filed with the Securities and Exchange Commission on July 8, 2005.

MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Material Sciences through the Internet is available at www.matsci.com.

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